Registration No. 333-217200

Filed Pursuant to Rule 433

Dated January 14, 2019

1/2 Levered & Inverse Tech Sector Investing Made Better FNGU FNGD FNGZ FNGO GNAF ETNs trading now Choose your level of exposure to FANG stocks Leveraged & Inverse FANG Exposure -3x -2x -1x +2x +3x Leveraged & Long FANG Exposure Click on the tickers above for their respective MicroSectors™ ETN factsheets. The FANG INDEX More Info on NYSE FANG+™ The NYSE FANG+™ Index includes 10 highly liquid stocks that represent industry leaders across today’s tech and internet/media companies. The index’s underlying composition is equally weighted across all stocks, providing a unique performance benchmark that allows for a valuedriven approach to investing. While the performance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal-weighting allows for a more diversified portfolio. More information about the index can be found here. NYSE FANG+™ Index* Holdings* 10% Tesla 10% Nvidia 10% Alibaba 10% Baidu 10% Twitter 10% Facebook 10% Apple 10% Amazon 10% Netflix 10% Google *Index rebalanced to equal 10 % weights quarterly. Source: Bloomberg L.P Data from 01/01/2016 to 12/31/2018. Past performance does not guarantee future results. The NYSE FANG+ Index, an equal-dollar weighted index, was created by NYSE in 2017 to provide exposure to a select group of highly-traded growth stocks of technology and techenabled companies. The NYSE FANG+ Index was launched on 9/26/2017. The NYSE FANG+ Index data prior to that date is hypothetical and reflects the application of the Index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. Our FANG ETNs MicroSectors™ ETNs provide efficient and cost effective access to concentrated sectors of the market. The FANG lineup provides +3x to -3x leverage to the NYSE FANG+™ Index performance. More Info on BMO ETNs ETN Documentation FNGD 30.69 D 2.29% 0.69 FNGZ 56.34 D 2.29% 1.26 GNAF 53.94 D 0.25% 0.14 FNGO 34.92 D 3.85% 1.40 FNGU 34.09 D 2.69% 0.94 Source: TradingView. 15 minute data feed delay. MicroSectors™ provides concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as trading and hedging instruments, MicroSectors™ ETNs give sophisticated investors specified exposures to popular niches of the market. MicroSectors™ is brought to you by REX Shares. Contact Us 2/2 © 2019 by REX Shares. Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offerings to which this document relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal, and are subject to Bank of Montreal’s credit risk. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day or the Indicative Note Value is equal to or less than $0, you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described in more detail in the applicable pricing supplement. Leverage (if applicable) increases the sensitivity of your ETNs to changes in the level of the Index. Investment suitability must be determined individually for each investor, and the ETNs are not suitable for all investors. The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to some of the ETNs. Due to the effect of compounding, if the Indicative Note Value increases, any subsequent adverse change in the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant; the converse is also true. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage of the ETNs during any given Exchange Business Day may be greater than or less than that contemplated by the name of a particular leveraged ETN. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment by the Issuer of the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs, and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. The Index has limited actual historical information. The Index Calculation Agent may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-ofday closing value of the Index. The Index lacks diversification and is vulnerable to fluctuations in the technology and consumer discretionary industries. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of the technology industry. The Index uses a proprietary selection methodology, which may not select the constituent issuers in the same manner as would other index providers or market participants. Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from September 26, 2017. Any Index data shown prior to that date is hypothetical and a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein should not be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs. Please see the “Risk Factors” section in the pricing supplement relating to the applicable offering. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs. MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). FANG+ is a registered trademark of ICE Data Indices, LLC (“ICE Data”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The NYSE® FANG+™ Index is a product of ICE Data, and has been licensed for use by Bank of Montreal. The ETNs are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”) or by ICE Data or any of its affiliates or third party licensors (collectively, “ICE Data Index Parties”). REX Index Parties and ICE Data Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the NYSE® FANG+™ Index to track general market performance. REX Index Parties and ICE Data Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties and ICE Data Index Parties. The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data Index Parties without regard to Bank of Montreal or the ETNs. ICE Data Index Parties have no obligation to take the needs of Bank of Montreal or the owners of ETNs into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REX Index Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendation by REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. Copyright © 2019 REX Shares. Our Address 44 Post Road West Westport, CT 06680 Our Email info@rexshares.com Our Phone No. 203-557-6201 to you byREX Shares. You are now entering the MicroSectors™ website of REX Shares. The website includes information about exchanged traded notes (ETNs) issued by Bank of Montreal. As discussed in more detail on the website, the ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs. Bank of Montreal has filed a registration statement (including a prospectus) with the SEC for the ETN offerings discussed on this website. Before you invest, you should read the prospectus in that registration statement and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you the prospectus (as supplemented by any applicable supplements) if you request it by calling its agent toll-free at 1-877-369-5412. You are leaving a MicroSectors Website and going to a third party site. That site may have a privacy policy different from MicroSectors and may provide less security than this MicroSectors site. MicroSectors and its affiliates are not responsible for the products, services, and content on the third party website.